Exhibit 5

                                 August 14, 1998

The 1855 Bancorp
791 Purchase Street
P.O. Box 2101
New Bedford, Massachusetts 02740-2101

Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-1, Registration No. 333-52889 (the "Registration Statement"), filed on May 15, 1998 by The 1855 Bancorp, a Massachusetts bank holding company (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and we are familiar with Amendment No. 1 to the Registration Statement, to be filed today by the Company with the Commission under the Securities Act. The Registration Statement, as amended, relates to the proposed subscription offering and possible community and syndicated community offerings by the Company of up to 38,352,500 shares (the "Company Shares") of its common stock, par value $.01 per share, in connection with the Company's proposed conversion from mutual to stock form (the "Conversion") pursuant to the terms of its Plan of Conversion, adopted on April 23, 1998 (the "Plan").

     We are familiar with the Plan, the Company's proposed Amended and Restated Articles of Organization, its proposed Amended and Restated By-Laws and the records of meetings and consents of its Boards of Trustees and Corporators provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and of such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     Based on the foregoing, it is our opinion that, once it has obtained all necessary regulatory approvals and consummated the Conversion pursuant to the terms of the Plan as described in the Registration Statement, as amended, the Company will have corporate power adequate for the issuance of the Company Shares in accordance with the Registration Statement, as amended. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Company Shares. When certificates for the Company Shares have been duly executed and countersigned, and delivered against due receipt of consideration therefor as described in the Registration Statement, as amended, the Company Shares will be legally issued, fully paid and non-assessable.


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     We consent to the filing of this opinion as an exhibit to the Registration
Statement, as amended, and to the reference to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement, as amended.

                                         Very truly yours,

                                         FOLEY, HOAG & ELIOT LLP


                                         By: /s/ Carol Hempfling Pratt
                                             --------------------------
                                             A Partner